Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Outdoor Holding Company

(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock	457(h)	10,000,000	$1.51	$15,100,000	0.00013810	$2,085.31
Total Offering Amounts					$15,100,000		$2,085.31
Total Fee Offsets							—
Net Fee Due							$2,085.31

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 covers any additional shares of the registrant’s common stock that become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

(2)	Represents shares of the registrant’s common stock issuable under the Outdoor Holding Company 2025 Long-Term Incentive Plan (the “2025 LTIP”).

(3)	Estimated pursuant to Rule 457 under the Securities Act solely for purposes of calculating the registration fee. The price is calculated on the basis of the average of the high and low prices of the registrant’s shares of common stock on October 13, 2025, as reported on The Nasdaq Stock Market LLC.